EXHIBIT 99.1

TRANSACTION SYSTEMS ARCHITECTS INC
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077

For more information, contact:
William J. Hoelting
Transaction Systems Architects, Inc.
Vice President, Investor Relations
402.390.8990

Transaction Systems Architects Names New Chief Financial Officer

(OMAHA, Neb. - September 13, 2006) - Transaction Systems Architects, Inc. (Nasdaq: TSAI) (“TSA” or the “Company”) today announced the appointment of Henry C. Lyons as Senior Vice President and Chief Financial Officer (CFO). Mr. Lyons will begin his employment with TSA on September 18, 2006.

Lyons brings 20 years of global finance experience to TSA, having served most recently as CFO for the Discovery Systems business unit of GE Healthcare. He possesses extensive experience in accounting, controls, financial planning and analysis, management reporting, and compliance from his tenure at General Electric and from previous positions with Ernst & Young, W.R. Grace & Company, and Amersham plc. Lyons was certified as a public accountant in 1987 and holds a bachelor’s degree from Millsaps College in Jackson, Miss., and a master’s degree in business administration from the New York Institute of Technology. He will be based in TSA’s New York City office.

“We’re very pleased to have Henry join the management team,” said Philip G. Heasley, TSA CEO. “He’s a respected leader who has proven his ability to manage all aspects of finance from M&A analysis to controllership, SEC compliance, cost control, budgeting and strategic planning. Henry has earned praise from his colleagues and has been consistently recognized for his leadership ability and technical achievement throughout his career. He brings a wealth of relevant experience to TSA to help us take the next steps in our strategy to grow the Company on a global basis.”

TSA’s current CFO, David R. Bankhead, will remain with the Company as a Senior Vice President. Bankhead will initially be focused on facilitating an orderly transition process to Mr. Lyons, after which he will remain in a senior role, assisting the Company in its continuing efforts to optimize its global infrastructure.

Heasley continued, “We greatly appreciate Dave’s contributions to the Company as CFO over the past several years and expect him to continue to play a key role in our efforts to take our corporate infrastructure to the next level in support of our globalization strategy.”

TSA engaged executive search firm Spencer Stuart in the search process.

About Transaction Systems Architects, Inc.
The Company’s software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company’s solutions are used on more than 1,980 product systems in 83 countries on six continents. Visit Transaction Systems Architects, Inc. on the Internet at www.tsainc.com.

Forward-Looking Statements
Statements included in this press release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release are subject to a variety of risks and uncertainties.

For a detailed discussion of these and other risk factors, interested parties should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on December 14, 2005, the Company’s Forms 10-Q filed February 9, 2006, May 10, 2006, and August 9, 2006 and specifically the sections entitled “Factors That May Affect the Company's Future Results or the Market Price of the Company's Common Stock.”